                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 20, 2003
                                                          --------------

                               FIRST CAPITAL, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)

      Indiana                           0-25023               35-2056949
      -------                        -------------          --------------
(State or other Jurisdiction of      (Commission            (IRS Employer
incorporation or organization)       File Number)           Identification No.)


220 Federal Drive N.W., Corydon, Indiana                     47112
----------------------------------------                    ---------
(Address of principal executive offices)                    (Zip Code)

                                 (812) 738-2198
                                 --------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)

The Registrant hereby amends the items, financial statements, exhibits or other portions of its Current Report on Form 8-K dated March 20, 2003 and filed on March 25, 2003 as set forth herein.

ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
            ------------------------------------------------------------------

      (a)   FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

            Hometown Bancshares, Inc. Consolidated Balance Sheets as of December 31, 2002 and 2001

            Hometown Bancshares, Inc. Consolidated Statements of Income for the Years Ended December 31, 2002 and 2001

            Hometown Bancshares, Inc. Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 2002 and 2001

            Hometown Bancshares, Inc. Consolidated Statements of Cash Flows for the Years Ended December 31, 2002 and 2001

            Notes to Consolidated Financial Statements

      (b)   PRO FORMA FINANCIAL INFORMATION.

            First Capital, Inc. and Hometown Bancshares, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet for the Year Ended December 31, 2002

            First Capital, Inc. and Hometown Bancshares, Inc. Unaudited Pro Forma Condensed Combined Statements of Income for the Three Months Ended March 31, 2003 and the Year Ended December 31, 2002

            Hometown Bancshares, Inc. Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

      (c)   EXHIBITS.

            None.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       FIRST CAPITAL, INC.


Dated:  May 30, 2003                   By: /s/ William W. Harrod
                                           -------------------------------------
                                           William W. Harrod
                                           President and Chief Executive Officer

                           [MONROE SHINE LETTERHEAD]


                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
HOMETOWN BANCSHARES, INC.
New Albany, Indiana


We have audited the accompanying consolidated balance sheets of HOMETOWN BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HOMETOWN BANCSHARES, INC. AND SUBSIDIARY as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Monroe Shine

New Albany, Indiana
January 24, 2003
(except for Note 5, as to which
  the date is March 10, 2003)



                           HOMETOWN BANCSHARES, INC. AND SUBSIDIARIES
                                   CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31, 2002 AND 2001



                                                                                      2002              2001
                                                                                      ----              ----
ASSETS
  Cash and due from banks                                                         $ 2,002,368       $ 4,189,377
  Interest-bearing deposits with banks                                                902,293         7,648,817
  Securities available for sale, at fair value                                      5,672,081               -
  Securities held to maturity (fair value of $1,141,319 in 2002;
    $3,791,045 in 2001)                                                             1,064,028         3,723,896
  Federal funds sold                                                               11,541,000        12,583,000
  Mortgage loans held for sale                                                      5,593,179         1,411,427
  Loans                                                                            56,727,859        55,423,082
  Less allowance for loan losses                                                    1,572,320           460,603
                                                                               ---------------  ----------------
      Net loans                                                                    55,155,539        54,962,479
                                                                               ---------------  ----------------

  Federal Reserve Bank stock, at cost                                                 179,650           150,000
  Federal Home Loan Bank stock, at cost                                               200,000           200,000
  Foreclosed real estate                                                               85,963               -
  Premises and equipment                                                            2,266,440         2,346,574
  Accrued interest receivable                                                         373,539           365,782
  Other assets                                                                        476,494           133,211
                                                                               ---------------  ----------------

      TOTAL ASSETS                                                               $ 85,512,574      $ 87,714,563
                                                                               ===============  ================

LIABILITIES
  Deposits:
    Noninterest-bearing                                                           $ 4,085,020       $ 3,421,473
    Interest-bearing                                                               74,340,444        76,850,828
                                                                               ---------------  ----------------
      Total deposits                                                               78,425,464        80,272,301

  Accrued interest payable                                                            225,216           326,569
  Other liabilities                                                                    73,623            81,497
                                                                               ---------------  ----------------
      Total Liabilities                                                            78,724,303        80,680,367
                                                                               ---------------  ----------------

STOCKHOLDERS' EQUITY
  Preferred stock without par value,
    Authorized 25,000 shares; none issued                                                 -                 -
  Common stock without par value,
    Authorized 900,000 shares; issued 229,550 shares                                5,972,715         5,972,715
  Retained earnings                                                                   799,404         1,061,481
  Accumulated other comprehensive income                                               16,152               -
                                                                               ---------------  ----------------
      Total Stockholders' Equity                                                    6,788,271         7,034,196
                                                                               ---------------  ----------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 85,512,574      $ 87,714,563
                                                                               ===============  ================

See notes to consolidated financial statements.



                               HOMETOWN BANCSHARES, INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF INCOME
                                 YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                                                 2002            2001
                                                                                 ----            ----
INTEREST INCOME
  Loans, including fees                                                      $ 4,397,517     $ 4,699,008
  Securities:
   Taxable                                                                       348,711         340,390
   Tax-exempt                                                                     14,681          17,631
  Dividends                                                                       22,414          23,867
  Federal funds sold                                                             159,920         507,396
  Interest-bearing deposits in banks                                              60,638         214,152
                                                                           --------------  --------------
     Total interest income                                                     5,003,881       5,802,444
                                                                           --------------  --------------

INTEREST EXPENSE
  Deposits                                                                     2,552,582       3,722,781
  Federal funds purchased                                                             60             164
                                                                           --------------  --------------
      Total interest expense                                                   2,552,642       3,722,945
                                                                           --------------  --------------

      Net interest income                                                      2,451,239       2,079,499

  Provision for loan losses                                                    1,523,183         106,000
                                                                           --------------  --------------
      Net interest income after provision for loan losses                        928,056       1,973,499
                                                                           --------------  --------------

NONINTEREST INCOME
  Service charges on deposit accounts                                            291,576         207,449
  Mortgage brokerage fees                                                         11,587          73,860
  Net gain on sale of mortgage loans                                             129,435         328,979
  Other income                                                                    38,144          36,360
                                                                           --------------  --------------
      Total noninterest income                                                   470,742         646,648
                                                                           --------------  --------------

NONINTEREST EXPENSE
  Compensation and benefits                                                    1,108,531       1,255,898
  Occupancy expense                                                               95,263          84,708
  Equipment expense                                                               80,253          80,533
  Other expenses                                                                 508,283         442,253
                                                                           --------------  --------------
      Total noninterest expense                                                1,792,330       1,863,392
                                                                           --------------  --------------

      Income before income taxes                                                (393,532)        756,755
      Income tax expense                                                        (131,455)        276,105
                                                                           --------------  --------------

         NET INCOME                                                          $  (262,077)    $   480,650
                                                                           ==============  ==============

         NET INCOME PER COMMON SHARE                                         $     (1.14)    $      2.32
                                                                           ==============  ==============

See notes to consolidated financial statements.


                                        HOMETOWN BANCSHARES, INC. AND SUBSIDIARIES
                                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                      FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                                                               ACCUMULATED
                                                                                                  OTHER
                                                               COMMON         RETAINED        COMPREHENSIVE
                                                                STOCK         EARNINGS            INCOME           TOTAL

Balances at January 1, 2001                                 $ 4,984,197      $  580,831        $     -         $ 5,565,028

Net income                                                        -             480,650              -             480,650

Issuance of 29,550 shares of common stock                       988,518            -                 -             988,518
                                                            ------------     -----------       ----------      ------------

Balances at December 31, 2001                                 5,972,715       1,061,481              -           7,034,196

COMPREHENSIVE INCOME
  Net income                                                      -            (262,077)             -            (262,077)

  Other comprehensive income:
    Change in unrealized gain on securities available
    for sale, net of deferred income tax expense of $10,594       -               -               16,152            16,152

    Less:  reclassification adjustment                            -               -                  -                -
                                                                                                               ------------
        TOTAL COMPREHENSIVE INCOME                                                                                (245,925)
                                                                                                               ------------
                                                            ------------     -----------       ----------      ------------
Balances at December 31, 2002                               $ 5,972,715      $  799,404        $  16,152       $ 6,788,271
                                                            ============     ===========       ==========      ============


See notes to consolidated financial statements.



                               HOMETOWN BANCSHARES, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 YEARS ENDED DECEMBER 31, 2002 AND 2001



                                                                                           2002             2001
                                                                                           ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                         $   (262,077)    $    480,650
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Deferred income taxes                                                              (385,488)          18,814
      Depreciation                                                                         88,597           89,311
      Amortization of premium and accretion of discount
        on securities, net                                                                 (3,057)           2,740
      Mortgage loans originated for sale                                               (9,350,635)     (18,665,253)
      Proceeds from mortgage loan sales                                                 5,298,318       19,755,992
      Net gain on sale of mortgage loans                                                 (129,435)        (328,979)
      Provision for loan losses                                                         1,523,183          106,000
      (Increase) decrease in accrued interest receivable                                   (7,757)         182,456
      Decrease in accrued interest payable                                               (101,353)         (26,818)
      Decrease (increase) in other assets                                                  31,611          (36,581)
      Decrease in other liabilities                                                        (7,874)        (148,005)
                                                                                   ---------------  ---------------
        NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                               (3,305,967)       1,430,327
                                                                                   ---------------  ---------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in interest-bearing deposits with banks                       6,746,524       (7,049,311)
  Net decrease in federal funds sold                                                    1,042,000        3,619,000
  Purchase of securities available for sale                                            (8,638,101)            -
  Proceeds from maturities of securities available for sale                             3,000,000             -
  Purchase of securities held to maturity                                              (3,975,000)      (9,879,807)
  Proceeds from maturities of securities held to maturity                               6,387,000       16,702,000
  Principal payments on mortgage-backed securities                                        243,691          185,849
  Net increase in loans                                                                (1,802,206)      (7,412,848)
  Purchase of Federal Reserve Bank stock                                                  (29,650)            -
  Purchase of premises and equipment                                                       (8,463)        (280,637)
                                                                                   ---------------  ---------------
        NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                                2,965,795       (4,115,754)
                                                                                   ---------------  ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in noninterest-bearing deposits                                            663,547           85,667
  Net decrease in interest-bearing deposits                                            (2,510,384)         (76,104)
  Issuance of common stock                                                                   -             988,518
                                                                                   ---------------  ---------------
        NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                               (1,846,837)         998,081
                                                                                   ---------------  ---------------

NET DECREASE IN CASH AND DUE FROM BANKS                                                (2,187,009)      (1,687,346)

Cash and due from banks at beginning of year                                            4,189,377        5,876,723
                                                                                   ---------------  ---------------

CASH AND DUE FROM BANKS AT END OF YEAR                                               $  2,002,368     $  4,189,377
                                                                                   ===============  ===============

See notes to consolidated financial statements.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS

         Hometown Bancshares, Inc. (the Company) is a one bank holding company of Hometown National Bank (the Bank), a wholly-owned subsidiary. The Company has no operating activities. The Bank provides a variety of commercial banking services to individual and business customers through its two offices in southern Indiana.

         BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and the Bank and have been prepared in accordance with generally accepted accounting principles and conform with general practices in the banking industry. Intercompany balances and transactions have been eliminated.

         STATEMENT OF CASH FLOWS

         The Company has defined cash and cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks."

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting years. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

         While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, as an integral part of their examination process, regulatory agencies periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

         SECURITIES AVAILABLE FOR SALE

         Securities available for sale consist of debt securities and are stated at fair value. Amortization of premium and accretion of discount are recognized in interest income using the interest method over the remaining period to maturity, adjusted for anticipated prepayments. Unrealized gains and losses, net of tax, on securities available for sale are reported as a separate component of stockholders' equity until realized. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(1 - continued)

         SECURITIES HELD TO MATURITY

         Debt securities for which the Bank has the positive intent and ability to hold to maturity are carried at cost, adjusted for amortization of premium and accretion of discount using the interest method over the remaining years to maturity, adjusted for anticipated prepayments. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by other financial institutions or the issuers of the securities.

         MORTGAGE LOANS HELD FOR SALE

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains on sales of mortgage loans are included in noninterest income.

         LOANS

         Loans receivable are stated at unpaid principal balances, less net deferred loan fees and the allowance for loan losses. The Bank's real estate loan portfolio consists of long-term loans, collateralized by first mortgages on single-family and multi-family residential property located in the southern Indiana area, commercial real estate loans, commercial business and consumer loans.

         Loan origination fees and certain direct costs of underwriting and closing loans are defined and the net deferred loan fee or cost is recognized as an adjustment to interest income over the contractual life of the loans using the interest method.

         The accrual of interest is discontinued on a loan when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. The Bank does not accrue interest on loans past due 90 days or more except when the estimated value of collateral and collection efforts are deemed sufficient to ensure full recovery. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.

         Interest payments received on non-accrual loans, including specific impaired loans, are recorded as a reduction of the loan principal balance, and interest income is only recorded once principal recovery is reasonably assured.

         The Bank's practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loans classification as a loss by regulatory examiners, or for other reasons.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(1 - continued)

         The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

         A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

         PREMISES AND EQUIPMENT

         The Bank uses the straight line and accelerated methods of computing depreciation at rates adequate to amortize the cost of the applicable assets over their useful lives. Items capitalized as part of premises and equipment are valued at cost. Maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets sold, or otherwise disposed of, are removed from the related accounts and any gain or loss is included in earnings.

         INCOME TAXES

         Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available for sale securities, allowance for loan losses, accumulated depreciation, and accrued income and expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

         ADVERTISING COSTS

         Advertising costs are charged to operations when incurred.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(1 - continued)

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, FASB issued SFAS 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS. This statement applies to all entities and the legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal operation of a long-lived asset, except for certain obligations of lessees. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The implementation of this statement is not expected to have an impact on the Company's financial condition and results of operations.

         In August 2001, FASB issued SFAS 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS. This statement supersedes SFAS 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, and establishes a single financial accounting model for long-lived assets to be disposed of by sale. The statement retains the requirements of SFAS 121 to recognize an impairment loss if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and measure an impairment loss as the difference between the carrying amount and the fair value of the asset. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The implementation of this statement is not expected to have an impact on the Company's financial condition or results of operations.

         In May 2002, FASB issued SFAS 145, RESCISSION OF FASB STATEMENTS 4, 44, AND 64, AMENDMENT OF FASB STATEMENT 13, AND TECHNICAL CORRECTIONS AS OF APRIL 2002. This statement rescinds SFAS 4, REPORTING GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT, and an amendment of that statement, SFAS 64, EXTINGUISHMENT OF DEBT MADE TO SATISFY SINKING-FUND REQUIREMENTS. This statement also rescinds SFAS 44, ACCOUNTING FOR INTANGIBLE ASSETS OF MOTOR CARRIERS, and amends SFAS 13, ACCOUNTING FOR LEASES, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. This statement is effective for transactions occurring after May 15, 2002. The implementation of this statement had no material impact on the Company's financial condition or results of operations.

         In June 2002, FASB issued SFAS 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This statement addresses the accounting and reporting for costs associated with exit or disposal activities and nullifies previous guidance. The principal difference between this statement and prior guidance is that a liability for a cost associated with an exit or disposal activity can only be recognized when actually incurred versus the date when management commits to the plan. This statement establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The implementation of this statement is not expected to have an impact on the Company's financial condition or results of operations.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(1 - continued)

         In October 2002, the FASB issued SFAS 147, ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS, AN AMENDMENT OF FASB STATEMENTS 72 AND 144 AND FASB INTERPRETATION 9, which addresses the financial accounting and reporting for the acquisitions of all or part of a financial institution. SFAS 147 removes acquisitions of financial institutions, except for transactions between two or more mutual enterprises, from the scope of both SFAS 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS 141, BUSINESS COMBINATIONS, and SFAS 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS 147 also amends SFAS 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, to include in its scope long-term customer-relationship and credit cardholder intangible assets, and requires companies to cease amortization of unidentifiable assets associated with certain branch acquisitions. The provisions of this statement were effective beginning October 1, 2002. The implementation of this statement had no material impact on the Company's financial condition or results of operation.


(2) PENDING MERGER

         On September 25, 2002, the Company and First Capital, Inc. (First Capital), a thrift holding company for First Harrison Bank in Corydon, Indiana, entered into an agreement and plan of merger whereby each of the issued and outstanding common shares of the Company will be exchanged for the shares of First Capital's common stock or $46.50 in cash per share. The number of shares of First Capital's common stock to be exchange for each share of the Company's common stock will be based on the average closing price of First Capital's common stock over a twenty day trading period shortly before the closing of the merger. Elections to receive stock, cash or a combination of stock and cash by the shareholders will be limited by a requirement that 50% of the total number of outstanding shares of the Company's common stock be exchanged for First Capital common stock. The merger is subject to regulatory and shareholder approvals. The merger is expected to be completed in March 2003.


(3)      RESTRICTION ON CASH AND DUE FROM BANKS

         The Bank is required to maintain reserve balances on hand or with the Federal Reserve Bank which are noninterest-bearing and unavailable for investment. The average amount of those reserve balances for the years ended December 31, 2002 and 2001, were approximately $266,000 and $460,000, respectively.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(4)      DEBT SECURITIES

         Debt securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost and fair value of held to maturity debt securities and the related unrealized holding gains and losses were as follows:

                                                                           GROSS            GROSS
                                                           AMORTIZED     UNREALIZED      UNREALIZED       FAIR
                                                             COST          GAINS           LOSSES        VALUE
             DECEMBER 31, 2002:
             Securities available for sale:
                Federal agency:
                   Notes and debentures                   $ 5,645,335     $   26,746    $    -        $ 5,672,081
                                                            =====================================================


             Securities held to maturity:
                Federal agency:
                   Notes and debentures                   $   500,000    $   56,094    $     -        $   556,094
                   Mortgage-backed securities                 296,028        14,197          -            310,225
                                                           ------------------------------------------------------
                                                              796,028        70,291          -            866,319
                                                              ---------------------------------------------------

               Municipal bonds                                268,000         7,000           -           275,000
                                                           ------------------------------------------------------

                 Total held to maturity                   $ 1,064,028    $   77,291    $      -       $ 1,141,319
                                                          =======================================================

             DECEMBER 31, 2001:
             Securities held to maturity:
               Federal agency:
                 Notes and debentures                     $ 2,895,496    $   62,569    $      -       $ 2,958,065
                 Mortgage-backed securities                   543,400           780           -           544,180
                                                          -------------------------------------------------------
                                                            3,438,896        63,349           -         3,502,245
                                                          -------------------------------------------------------
               Municipal bonds                                285,000         3,800           -           288,800
                                                          -------------------------------------------------------

                 Total held to maturity                   $ 3,723,896    $   67,149    $      -       $ 3,791,045
                                                          =======================================================

         At December 31, 2002, federal agency securities with an amortized cost of $56,961 and a fair value of $57,797 were pledged to secure public deposits and certain borrowings.

         The amortized cost and fair value of debt securities as of December 31, 2002, by contractual maturity, are shown below.

                                                     AVAILABLE FOR SALE                    HELD TO MATURITY
                                                     ------------------                    ----------------
                                                  AMORTIZED            FAIR              AMORTIZED         FAIR
                                                    COST               VALUE               COST            VALUE

              Due within one year                $      -         $      -            $   21,379       $  22,059
              Due after one year through
                five years                         4,378,193        4,394,831            591,816         650,603
              Due after five years through
                ten years                            517,142          522,188            133,426         137,053
              Due after ten years                    750,000          755,062             21,379          21,379
                                                   -------------------------------------------------------------
                                                   5,645,335        5,672,081            768,000         831,094
                                                   -------------------------------------------------------------
              Mortgage-backed securities                -                -             296,028           310,225
                                                   -------------------------------------------------------------
                                                 $ 5,645,335      $ 5,672,081        $ 1,064,028     $ 1,141,319
                                                   =============================================================

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(5)      LOANS RECEIVABLE

         Loans receivable at December 31, 2002 and 2001 consisted of the following:

                                                                                     2002                2001
                                                                                     ----                ----
             Real estate mortgages:
               Residential                                                      $ 10,617,270        $ 10,087,005
               Commercial real estate                                             11,246,827           8,120,884
               Residential construction                                              692,400           1,192,400
               Commercial real estate construction                                 4,574,200           5,622,147
             Commercial loans                                                     27,960,327          28,330,444
             Consumer loans                                                        4,050,280           3,953,027
                                                                               ---------------------------------
                                                                                  59,141,304          57,305,907

               Less:   Undisbursed portion of construction loans                  (2,489,631)         (1,942,917)
               Add:    Net deferred loan fees and costs                               76,186              60,092
                                                                               ---------------------------------
                     Total loans                                                $ 56,727,859        $ 55,423,082
                                                                               =================================

         An analysis of the allowance for loan losses is as follows:
                                                                                     2002                2001
                                                                                     ----                ----

             Beginning balances                                                 $    460,603        $    416,062

             Provision for loan losses                                             1,523,183             106,000
             Recoveries                                                                2,498               2,816
             Loans charged-off                                                      (413,964)            (64,275)
                                                                               ---------------------------------
             Ending balances                                                    $  1,572,320        $    460,603
                                                                               =================================

         The Bank had nonaccrual loans amounting to approximately $588,000 and $346,000 at December 31, 2002 and 2001, respectively. The total recorded investment in loans past due ninety days or more and still accruing interest amounted to approximately $366,000 and $385,000 at December 31, 2002 and 2001, respectively. The Bank had loans amounting to approximately $639,000 and $252,000 specifically classified as impaired at December 31, 2002 and 2001, respectively. The average recorded investment in impaired loans amounted to approximately $304,000 and $111,000 for the years ended December 31, 2002 and 2001, respectively. The allowance for loan losses related to impaired loans amounted to approximately $503,000 and $60,000 at December 31, 2002 and 2001, respectively. The bank recognized interest income of $6,224 on impaired loans for the year ended 2002. No interest income was recognized on impaired loans in 2001.

         Subsequent to December 31, 2002 and prior to March 10, 2003, management completed an analysis of certain delinquent and problem loans which provided additional evidence about the collectibility of those loans as of December 31, 2002 and the estimated allowance for loan losses related to those loans as of that date. This analysis included a revised evaluation of the collateral for certain collateral dependent impaired loans and loans past due ninety days or more and still accruing interest. The accompanying financial statements as of December 31, 2002, include the effects of the changes in management's estimate of the allowance for loan losses resulting from this analysis.

         The Bank has entered into loan transactions with certain directors, officers and their affiliates (related parties). In the opinion of management, such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than normal risk of collectibility or present other unfavorable features.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(5 - continued)

         The following table represents the aggregate activity for related party loans which during the year ended December 31, 2002:


             Beginning balance                     $ 3,230,488
             New loans and advances                    513,084
             Payments                                 (628,199)
                                                     ---------

             Ending balance                        $ 3,115,373
                                                     =========

(6)      PREMISES AND EQUIPMENT

         Premises and equipment are summarized as follows:

                                                    2002                 2001
                                                    ----                 ----

             Land and land improvements        $    985,868        $    937,373
             Building and improvements            1,076,755           1,122,050
             Furniture and equipment                554,258             548,995
                                                 ------------------------------
                                                  2,616,881           2,608,418
             Less accumulated depreciation          350,441             261,844
                                                 ------------------------------

               Net book value                   $ 2,266,440         $ 2,346,574
                                                  =============================

(7) INCOME TAXES

         The components of income tax expense (credit) were as follows:

                                                 2002                 2001
                                                 ----                 ----

             Current                        $   254,033         $   257,291
             Deferred                          (385,488)             18,814
                                                ---------------------------

               Totals                       $  (131,455)        $   276,105
                                               ============================

         Significant components of the Company's deferred tax assets and liabilities as of December 31, 2002 and 2001 were as follows:

                                                                         2002                2001
                                                                         ----                ----
             Deferred tax assets (liabilities):
               Allowance for loan losses                             $   555,234         $   160,246
               Amortizable start-up costs                                   -                  2,570
               Deferred insurance commissions                              5,167               2,301
               Deferred loan origination fees and costs, net             (29,053)            (22,652)
               Nonaccrual loans                                            1,498                -
               Depreciation                                              (82,599)            (77,706)
               Unrealized gain on securities available for sale          (10,594)               -
                                                                     -------------------------------

                   Net deferred tax asset                            $   439,653         $    64,759
                                                                     ===============================

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(7- continued)

         The reconciliation of the income tax credit with the amount which would have been provided at the federal statutory rate of 34 percent:

                                                                                     2002                 2001
                                                                                     ----                 ----
             Provision (credit) at statutory rate                                 $ (133,801)          $ 257,297
             State income tax-net of federal tax benefit                             (12,587)             28,077
             Tax exempt interest income                                               (4,437)             (5,122)
             Nondeductible merger expenses                                            19,079                 -
             Other                                                                       291              (4,147)
                                                                                   -----------------------------

                 Total income tax expense                                         $ (131,455)          $ 276,105
                                                                                    ============================

(8)      DEPOSITS

         The aggregate amount of time deposit accounts of $100,000 or more amounted to approximately $26,394,000 and $18,810,000 at December 31, 2002 and 2001, respectively.

         At December 31, 2002, scheduled maturities of time deposits were as follows:

             Year ending December 31:

              2003                                        $ 36,527,173
              2004                                          17,535,872
              2005                                           3,971,821
              2006                                           1,223,309
              2007 and thereafter                              721,882
                                                           -----------

                Total                                     $ 59,980,057
                                                            ==========

         The Bank held deposits of approximately $1,671,000 and $2,179,000 for related parties at December 31, 2002 and 2001, respectively.


(9)      EMPLOYEE BENEFIT PLAN

         The  Bank  has  a  qualified  defined  contribution  plan  that  allows
         participating  employees  to  make  tax-deferred   contributions  under
         Internal Revenue Code Section 401(k).

         The Bank made matching contributions to the plan of $6,109 and $5,434 during 2002 and 2001, respectively.


(10)     COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit and legal claims, which are not reflected in the balance sheet.

         Commitments  under  outstanding   standby  letters  of  credit  totaled
         $160,000 at December 31, 2002.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(10 - continued)

         The following is a summary of the commitments to extend credit at December 31, 2002 and 2001:

                                                                                     2002                 2001
                                                                                     ----                 ----
             Loan commitments:
               Fixed rate                                                        $ 1,284,000       $      606,212
               Adjustable rate                                                       445,000              117,000
             Undisbursed portion of commercial and consumer
               lines of credit                                                     5,672,849            7,543,655
             Undisbursed portion of residential construction loans                   556,193              526,224
             Undisbursed portion of commercial construction loans                  1,933,438            1,416,693
                                                                                   ------------------------------

                   Total commitments to extend credit                            $ 9,891,480         $ 10,209,784
                                                                                   ==============================

(11)     CONCENTRATIONS OF CREDIT RISK

         At December 31, 2002, the Bank had concentrations of credit risk with correspondent banks as follows:

             Due from bank balances in excess of federal deposit
               insurance limit - Bankers Bank of Kentucky          $   1,089,089
             Federal funds sold:
                 Bankers Bank of Kentucky                              7,246,000
                 Farmers Bank, Georgetown, Kentucky                    4,000,000
                 Bank One                                                195,000
                 National City Bank                                      100,000
                                                                      ----------

                                                                    $ 12,630,089
                                                                      ==========

(12)     FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

         The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments (see Note 10). The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(12 - continued)

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

         The Bank has not been required to perform on any financial guarantees and has not incurred any losses on commitments during the past two years.


(13)     STOCKHOLDERS' EQUITY AND DIVIDENDS

         During 2001, the Company issued 29,550 shares of common stock at an issue price of $35 per share for gross offering proceeds of $1,034,250. Offering expenses of $45,732 were charged against the gross offering proceeds.

         The dividends  which the Bank may pay to the Company are  restricted by
         federal   banking   regulations.    Generally,   subject   to   certain
         restrictions, dividends may only be paid out of retained earnings.


(14)     REGULATORY MATTERS

         The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to quantitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which it is subject.

         As of December 31, 2002, the most recent notification from the Federal Reserve Bank categorized the Company and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, each entity must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed either entity's categories.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(14 - continued)

         The actual capital amounts and ratios are also presented in the table. No amounts were deducted from capital for interest-rate risk in either year.

                                                                                                         MINIMUM
                                                                                                        TO BE WELL
                                                                                 MINIMUM             CAPITALIZED UNDER
                                                                               FOR CAPITAL           PROMPT CORRECTIVE
                                                       ACTUAL                    ADEQUACY:           ACTION PROVISIONS:
                                                 AMOUNT       RATIO         AMOUNT        RATIO       AMOUNT     RATIO
             (DOLLARS IN THOUSANDS)
             AS OF DECEMBER 31, 2002:
               TOTAL CAPITAL (TO RISK
                 WEIGHTED ASSETS):
                   CONSOLIDATED                 $ 7,570       11.9%        $ 5,106        8.0%          N/A
                   Bank                         $ 7,611       11.9%        $ 5,110        8.0%       $ 6,388     10.0%

               TIER I CAPITAL (TO RISK
                 WEIGHTED ASSETS):
                   CONSOLIDATED                 $ 6,772       10.6%        $ 2,553        4.0%          N/A
                   Bank                         $ 6,813       10.7%        $ 2,555        4.0%       $ 3,833      6.0%

               TIER I CAPITAL (TO AVERAGE
                 ASSETS):
                   CONSOLIDATED                 $ 6,772        7.9%        $ 3,437        4.0%          N/A
                   Bank                         $ 6,813        7.9%        $ 3,437        4.0%       $ 4,296      5.0%

             AS OF DECEMBER 31, 2001:
               TOTAL CAPITAL (TO RISK
                 WEIGHTED ASSETS):
                   CONSOLIDATED                 $ 7,495       12.2%        $ 4,920        8.0%          N/A
                   Bank                         $ 7,480       12.2%        $ 4,920        8.0%       $ 6,151     10.0%

               TIER I CAPITAL (TO RISK
                 WEIGHTED ASSETS):
                   CONSOLIDATED                 $ 7,034       11.4%        $ 2,460        4.0%          N/A
                   Bank                         $ 7,019       11.4%        $ 2,460        4.0%       $ 3,691      6.0%

               TIER I CAPITAL (TO AVERAGE
                 ASSETS):
                   CONSOLIDATED                 $ 7,034        8.2%        $ 3,435        4.0%          N/A
                   Bank                         $ 7,020        8.2%        $ 3,435        4.0%       $ 4,294      5.0%

(15)     NET INCOME PER COMMON SHARE

         Basic earnings per share is calculated by dividing net income by the 229,550 and 207,162 weighted average common shares outstanding during 2002 and 2001, respectively. The Company has no potential dilutive common shares.

                    HOMETOWN BANCSHARES, INC. AND SUBSIDIARY
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                           DECEMBER 31, 2002 AND 2001


(16)    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

        CASH PAYMENTS FOR:                            2002              2001
                                                      ----              ----

              Interest                            $ 2,653,995        $ 3,749,763
              Taxes                                   234,488            468,850

        NONCASH INVESTING ACTIVITY:
              Transfer of loans to real estate
                acquired through foreclosure      $    95,105        $      -


(17)    ADVERTISING COSTS

        Advertising costs are expensed when incurred. Advertising expense was $38,915 and $43,219 for the years ended December 31, 2002 and 2001, respectively.

                         PRO FORMA FINANCIAL INFORMATION
                               FIRST CAPITAL, INC.



The following unaudited pro forma condensed combined balance sheet as of December 31, 2002 and the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2003 and the year ended December 31, 2002 give effect to the merger of First Capital, Inc. (First Capital) and Hometown Bancshares, Inc. (Hometown), accounted for as a purchase.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of First Capital and Hometown under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma condensed combined consolidated statements of income give effect to the merger as if the merger had been consummated on January 1, 2002. The unaudited pro forma condensed combined consolidated financial statements do not give effect to the anticipated cost savings in connection with the merger.

The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements of First Capital and Hometown, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented. We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions does not attempt to predict or suggest future results.




                                        FIRST CAPITAL, INC. AND HOMETOWN BANCSHARES, INC.
                                      UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                                        DECEMBER 31, 2002



(IN THOUSANDS)                                                                                  PRO FORMA
                                                                                               ADJUSTMENTS
                                                           FIRST                     --------------------------------  PRO FORMA
                                                          CAPITAL       HOMETOWN       DEBIT               CREDIT       COMBINED
ASSETS
  Cash and due from banks                                $   6,610      $   2,002     $   180  (d),(e)    $ 5,626      $   3,166
  Interest bearing deposits with banks                       6,044            902           -                   -          6,946
  Securities available for sale, at fair value              64,980          5,672          45  (e)              -         70,697
  Securities held to maturity                                1,474          1,064           -                   -          2,538
  Federal funds sold                                             -         11,541           -                   -         11,541
  Loans receivable, net                                    215,996         60,749         124  (e)              -        276,869
  Federal Reserve Bank stock                                     -            180           -  (d)            180              -
  Federal Home Loan Bank stock                               2,716            200           -                   -          2,916
  Premises and equipment                                     7,001          2,266         565  (c), (e)         -          9,832
  Goodwill                                                       -              -       4,791  (e)              -          4,791
  Core deposit intangible                                        -              -         566  (e)              -            566
  Other assets                                               3,732            937          20  (c),(e)          -          4,689
                                                       ------------  -------------  ----------           ---------  -------------
       TOTAL ASSETS                                      $ 308,553      $  85,513     $ 6,291             $ 5,806      $ 394,551
                                                       ============  =============  ==========           =========  =============

LIABILITIES
  Deposits                                               $ 216,202      $  78,425         $ -  (e)        $   963      $ 295,590
  Borrowed funds                                            53,776              -           -                   -         53,776
  Accrued interest payable                                   1,128            225           -                   -          1,353
  Other liabilities                                          1,117             75          12  (a - c),(e)    638          1,818
                                                       ------------  -------------  ----------           ---------  -------------
       Total Liabilities                                   272,223         78,725          12               1,601        352,537
                                                       ------------  -------------  ----------           ---------  -------------
STOCKHOLDERS' EQUITY
  Preferred stock                                                -              -           -                   -              -
  Common stock                                                  26          5,973       5,973  (e)              3             29
  Additional paid-in capital                                12,955              -           -  (e)          6,134         19,089
  Retained earnings                                         23,079            799       1,252  (a -c),(e)       -         22,626
  Accumulated other comprehensive income                       971             16          16  (e)                           971
  Unearned stock compensation plans                           (584)             -           -                   -           (584)
  Treasury stock, at cost                                     (117)             -           -                   -           (117)
                                                       ------------  -------------  ----------           ---------  -------------
       Total Stockholders' Equity                           36,330          6,788       7,241               6,137         42,014
                                                       ------------  -------------  ----------           ---------  -------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 308,553      $  85,513     $ 7,253             $ 7,738      $ 394,551
                                                       ============  =============  ==========           =========  =============


See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.



                                  FIRST CAPITAL, INC. AND HOMETOWN BANCSHARES, INC.
                              UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                      FOR THE THREE MONTHS ENDED MARCH 31, 2003



(IN THOUSANDS)                                                                          PRO FORMA
                                                                                       ADJUSTMENTS
                                                       FIRST                   ----------------------------  PRO FORMA
                                                      CAPITAL     HOMETOWN       DEBIT          CREDIT        COMBINED
INTEREST INCOME
   Loans, including fees                             $    3,916    $     910    $      5  (f)   $      -     $   4,821
   Securities                                               713           48          11  (f)          -           750
   Dividends                                                 37            5           -               -            42
   Federal funds sold and interest-bearing
     deposits with banks                                     42           44           -               -            86
                                                    ------------ ------------  ----------      ----------  ------------
       Total interest income                              4,708        1,007          16               -         5,699
                                                    ------------ ------------  ----------      ----------  ------------

INTEREST EXPENSE
   Deposits                                               1,327          492           -  (f)         94         1,725
   Borrowed funds                                           735            -           -               -           735
                                                    ------------ ------------  ----------      ----------  ------------
       Total interest expense                             2,062          492           -              94         2,460
                                                    ------------ ------------  ----------      ----------  ------------

       Net interest income                                2,646          515          16              94         3,239

   Provision for loan losses                                150           29           -               -           179
                                                    ------------ ------------  ----------      ----------  ------------
       Net interest income after provision
         for loan losses                                  2,496          486          16              94         3,060

 NONINTEREST INCOME
   Service charges on deposit accounts                      370           40           -               -           410
   Commission income                                         60           23           -               -            83
   Gain on sale of securities                                51            -           -               -            51
   Gain on sale of mortgage loans                             -            -           -               -             -
   Other income                                              28            8           -               -            36
                                                    ------------ ------------  ----------      ----------  ------------
       Total noninterest income                             509           71           -               -           580
                                                    ------------ ------------  ----------      ----------  ------------

 NONINTEREST EXPENSES
   Compensation and benefits                              1,024          728           -  (f)        270         1,482
   Occupancy and equipment                                  194           84           4  (f)          -           282
   Other expenses                                           700          421          15  (f)        309           827
                                                    ------------ ------------  ----------      ----------  ------------
       Total noninterest expenses                         1,918        1,233          19             579         2,591
                                                    ------------ ------------  ----------      ----------  ------------

       Income before income taxes                         1,087         (676)         35             673         1,049

   Income tax expense                                       366         (175)        141  (f)          -           332
                                                    ------------ ------------  ----------      ----------  ------------

       NET INCOME                                    $      721    $    (501)   $    176        $    673     $     717
                                                    ============ ============  ==========      ==========  ============

       NET INCOME PER COMMON SHARE, BASIC            $     0.29    $   (2.18)                                $    0.26
                                                    ============ ============                              ============
       NET INCOME PER COMMON SHARE, DILUTED          $     0.28    $   (2.18)                                $    0.25
                                                    ============ ============                              ============


See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.



                                  FIRST CAPITAL, INC. AND HOMETOWN BANCSHARES, INC.
                             UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                                        FOR THE YEAR ENDED DECEMBER 31, 2002



(IN THOUSANDS)                                                                         PRO FORMA
                                                                                      ADJUSTMENTS
                                                       FIRST                 ---------------------------   PRO FORMA
                                                      CAPITAL     HOMETOWN       DEBIT         CREDIT      COMBINED
INTEREST INCOME
   Loans, including fees                             $   15,490    $   4,398     $    19  (g)  $      -    $   19,869
   Securities                                             3,089          363          44  (g)         -         3,408
   Dividends                                                143           22           -              -           165
   Federal funds sold and interest-bearing
     deposits with banks                                    190          221           -              -           411
                                                    ------------ ------------  ----------     ----------  ------------
       Total interest income                             18,912        5,004          63              -        23,853
                                                    ------------ ------------  ----------     ----------  ------------
INTEREST EXPENSE
   Deposits                                               6,090        2,553           -  (g)       680         7,963
   Borrowed funds                                         2,712            -           -              -         2,712
                                                    ------------ ------------  ----------     ----------  ------------
       Total interest expense                             8,802        2,553           -            680        10,675
                                                    ------------ ------------  ----------     ----------  ------------

       Net interest income                               10,110        2,451          63            680        13,178

   Provision for loan losses                                305        1,523           -              -         1,828
                                                    ------------ ------------  ----------     ----------  ------------
       Net interest income after provision
         for loan losses                                  9,805          928          63            680        11,350

 NONINTEREST INCOME
   Service charges on deposit accounts                    1,382          292           -              -         1,674
   Commission income                                        261           12           -              -           273
   Gain on sale of securities                                18            -           -              -            18
   Gain on sale of mortgage loans                             -          129           -              -           129
   Other income                                              76           38           -              -           114
                                                    ------------ ------------  ----------     ----------  ------------
       Total noninterest income                           1,737          471           -              -         2,208
                                                    ------------ ------------  ----------     ----------  ------------

 NONINTEREST EXPENSES
   Compensation and benefits                              3,554        1,109           -              -         4,663
   Occupancy and equipment                                  746          175          15  (g)         -           936
   Other expenses                                         2,231          508          61  (g)         -         2,800
                                                    ------------ ------------  ----------     ----------  ------------
       Total noninterest expenses                         6,531        1,792          76              -         8,399
                                                    ------------ ------------  ----------     ----------  ------------

       Income before income taxes                         5,011         (393)        139            680         5,159

   Income tax expense                                     1,763         (131)        184  (g)         -         1,816
                                                    ------------ ------------  ----------     ----------  ------------

       NET INCOME                                    $    3,248    $    (262)    $   323       $    680    $    3,343
                                                    ============ ============  ==========     ==========  ============

       NET INCOME PER COMMON SHARE, BASIC            $     1.31    $   (1.14)                              $     1.21
                                                    ============ ============                             ============
       NET INCOME PER COMMON SHARE, DILUTED          $     1.30    $   (1.14)                              $     1.21
                                                    ============ ============                             ============


See Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS



The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of First Capital and Hometown and is presented to give effect to the merger described in Note 1. The merger will be accounted for as a purchase under the assumptions and adjustments set forth below. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated cost savings in connection with the merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements of First Capital and Hometown, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations that would have been realized had the merger been consummated as of the date or during the periods for which the pro forma information is presented.

NOTE 1. BASIS OF PRESENTATION

On March 20, 2003, First Capital consummated its acquisition of Hometown, a bank holding company located in New Albany, Indiana, pursuant to an Agreement and Plan of Merger dated September 25, 2002. Hometown is the parent company of Hometown National Bank, which was merged with and into the Bank.

Pursuant to the terms of the merger agreement, Hometown stockholders who elected to receive Company stock received 2.487 shares of Company common stock and Hometown shareholders who elected to receive cash received $46.50 in cash for each share of Hometown common stock. Hometown stockholders who did not submit properly completed election forms within the required timeframe received 0.773 shares of Company common stock and $32.05 in cash for each share of Hometown common stock. The Company issued 285,446 shares of common stock and paid approximately $5.4 million in cash consideration to former Hometown stockholders. The value assigned to the common shares issued in the transaction was approximately $6.1 million determined by the average closing price of the Company's common stock over a twenty-day period ending March 17, 2003. The transaction was accounted for under the purchase method of accounting.
Accordingly, the results of operations of Hometown have been included in the Company's results of operations since the date of acquisition. Under the purchase method of accounting, the purchase price is allocated to the respective assets acquired and liabilities assumed based on their estimated fair values, net of applicable income tax effects. The excess of cost over the fair value of the net assets acquired has been recorded as goodwill.

The unaudited pro forma condensed combined balance sheet assumes the merger was consummated on December 31, 2002. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger occurred on January 1, 2002.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                    COMBINED FINANCIAL STATEMENTS - CONTINUED



NOTE 2.  ACCOUNTING POLICIES AND FINANCIAL STATEMENT CLASSIFICATIONS

The accounting policies of both companies are in the process of being reviewed for consistency. As a result of this review, certain conforming accounting adjustments may be necessary. The nature and extent of these adjustments have not been determined but are not expected to be significant.


NOTE 3.  MERGER- AND RESTRUCTURING-RELATED CHARGES

A liability of $270,000 (pre-tax) has been recorded in the unaudited pro forma combined balance sheet to reflect First Capital's merger- and restructuring-related charges in connection with the merger. This liability resulted in a $55,000 after-tax charge to retained earnings in the unaudited pro forma combined balance sheet.

Merger- and restructuring-related charges include additional office supplies and signage expenses relating to the name change at the Hometown locations, expenses related to conversion of Hometown's data processing systems, and capital expenditures for data processing equipment. The effect of the proposed charge has been reflected in the unaudited pro forma combined balance sheet as of December 31, 2002. However, since the charges are nonrecurring, they have not been reflected in the unaudited pro forma combined statements of income. (See note 6)


NOTE 4.  PRO FORMA EARNINGS PER SHARE

The pro forma combined earnings per share information for the three month period ended March 31, 2003 and the year ended December 31, 2002, has been computed based on the pro forma combined weighted average common shares outstanding for each period as if the merger had occurred at the beginning of the earliest period presented. The basic and fully diluted weighted average common shares outstanding for First Capital were adjusted to include the converted Hometown weighted average common shares outstanding. In accordance with the Agreement, 50% of the outstanding common shares of Hometown will be converted into common shares of First Capital at an exchange ratio of 2.487.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                    COMBINED FINANCIAL STATEMENTS - CONTINUED


NOTE 5.   PRO FORMA BALANCE SHEET ADJUSTMENTS

The following is a summary of the pro forma adjustments to reflect the business combination and the effect of merger and restructuring related expenses in the pro forma balance sheet:

                                                    DEBIT            CREDIT
                                                        (IN THOUSANDS)

      (a)  Merger transaction costs of Hometown

           Retained earnings                        $  225
              Other liabilities                                      $  225

           Pro forma adjustment to recognize a liability for merger transaction costs of Hometown incurred prior to or coincident with consummation of the merger. (No income tax benefit has been assumed)


      (b)  Employee severance costs of Hometown

           Retained earnings                        $  173
              Other liabilities                                      $  173

           Pro forma adjustment to recognize a liability, net of tax benefit, for amounts payable by Hometown pursuant to the severance and non-competition agreement with C. Ronald Clark coincident with consummation of the merger. (Total severance and non-competition payments to Mr. Clark of $270,000, net of income tax benefit of $97,000)


      (c)  Non-recurring merger and restructuring -related costs

           Premises and equipment                   $  165
           Other assets                                 20
           Retained earnings                            55
              Other liabilities                                      $  240


           Pro forma adjustment to recognize a liability, net of tax benefit, for non-recurring merger and restructuring-related expenses and for capital expenditures for data processing equipment, software and related costs. See Note 3 for additional information.


      (d)  Redemption of restricted equity securities of Hometown

           Cash and due from banks                  $  180
              Federal Reserve Bank stock                             $  180

           Pro forma adjustment to record expected redemption of Federal Reserve Bank stock of Hometown upon consummation of merger.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                    COMBINED FINANCIAL STATEMENTS - CONTINUED


NOTE 5.   PRO FORMA BALANCE SHEET ADJUSTMENTS - CONTINUED

                                                        DEBIT            CREDIT
                                                            (IN THOUSANDS)

      (e)  Purchase accounting adjustments

           Core deposit intangible                     $    566
           Goodwill                                       4,791
           Securities available for sale                     45
           Loans receivable                                 124
           Premises and equipment                           400
           Other liabilities (deferred income taxes)         12
           Common stock                                   5,973
           Retained earnings                                799
           Accumulated other comprehensive income            16
              Cash and due from banks                                  $   5,626
              Common stock                                                     3
              Additional paid-in capital                                   6,134
              Deposits                                                       963

           Pro forma adjustments to recognize the fair value adjustments assigned to loans, time deposits, and premises and equipment, and the core deposit intangible and goodwill for the acquisition of Hometown using the purchase method of accounting at December 31, 2002. The core deposit intangible represents the economic value of core deposits as a funding source. Core deposits is defined as total demand and savings deposits of Hometown of approximately $19 million. The core deposit intangible is amortized over an estimated economic life of 9.3 years.

           Following is a summary of the excess of cost over the fair value of acquired net assets (goodwill) recognized in the pro forma balance sheet:

                                                                           (IN THOUSANDS)
           Cost of acquired entity:
              Common stock of First Capital issued in
                   exchange for 114,775 common shares of Hometown
                   Bancshares at an exchange ratio of 2.487,
                   285,446 shares at an average closing price of $21.50    $      6,137
              Cash consideration for 114,775 common shares of
                   Hometown Bancshares (50%) at $46.50 per share                  5,337
              Direct costs of the business combination                              289
                                                                           ------------
                 Total cost of Hometown                                                 $     11,763

           Pro forma fair value of acquired assets and (liabilities) at
           12/31/02:
              Total carrying amount of assets                              $     85,513
              Unrealized gain on securities held to maturity                         45
              Fair value adjustment for acquired loans                              124
              Fair value adjustment for premises and equipment                      400
              Value of acquired core deposit intangible                             566
              Net deferred tax asset related to purchase adjustments                 12
              Total carrying amount of liabilities                              (78,725)
              Fair value adjustment for time deposit liabilities                   (963)
                                                                           ------------
                 Pro forma net assets acquired                                                 6,972
                                                                                        ------------
                 Goodwill                                                               $      4,791
                                                                                        ============


                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                    COMBINED FINANCIAL STATEMENTS - CONTINUED


NOTE 6.   PRO FORMA STATEMENT OF INCOME ADJUSTMENTS

The following is a summary of the pro forma adjustments to reflect the effect of the purchase accounting adjustments and the effect of nonrecurring merger related expenses in the pro forma statement of income for the three month period ended March 31, 2003:

                                                                     DEBIT            CREDIT
                                                                         (IN THOUSANDS)
        (f)
           Interest income on loans                                 $      5
           Interest income on securities                                  11
           Occupancy and equipment - depreciation                          4
           Other expenses - amortization of core deposit
              intangible                                                  15
           Income taxes                                                  141
              Interest expense on deposits                                           $     94
              Compensation and benefits - nonrecurring
                severance benefits                                                        270
              Other expenses - nonrecurring merger related
                expenses                                                                  309

The following is a summary of the pro forma adjustments to reflect the effect of the purchase accounting adjustments in the pro forma statement of income for the year ended December 31, 2002:

        (g)
           Interest income on loans                                 $     19
           Interest income on securities                                  44
           Occupancy and equipment - depreciation                         15
           Other expenses - amortization of core deposit
              intangible                                                  61
           Income taxes                                                  184
              Interest expense on deposits                                           $    680

The above pro forma adjustments are made to recognize the amortization of the purchase accounting fair value adjustments for loans, time deposits, and securities, and the core deposit intangible amortization and depreciation expense related to the fair value adjustment on premises and equipment for the respective periods assuming the merger took place on January 1, 2002. The fair value adjustment for securities, loans, premises and equipment and the core deposit intangible have been amortized using the straight-line method over the estimated economic lives of the acquired assets. The fair value adjustment on time deposits represents a discount and has been amortized based on the contractual maturities of the time deposits acquired. The pro forma adjustment for income taxes has been recognized using a combined effective tax rate of 34%. The nonrecurring merger-related expenses incurred during the three month period ended March 31, 2002 includes legal and professional expenses incurred by Hometown to facilitate the merger and no tax benefit has been assumed.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                    COMBINED FINANCIAL STATEMENTS - CONTINUED


NOTE 6.   PRO FORMA STATEMENT OF INCOME ADJUSTMENTS - CONTINUED

As noted above, the fair value adjustment for the time deposit liabilities represents a significant discount to be recognized in earnings following the merger. This fair value adjustment results from current market interest rates which are lower than the contractual rates of the acquired time deposits. The fair value adjustment is expected to be recognized in earnings based on the contractual maturities of the time deposits during each of the next four years as follows:

                                                               (IN THOUSANDS)

                  Year ending December 31:
                                                   2003         $         600
                                                   2004                   287
                                                   2005                    63
                                                   2006                    13
                                                                --------------
                                                                $         963
                                                                ==============